UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2006

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

4440 El Camino Real, Los Altos CA 94022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 947-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 8, 2006, Rambus Inc. (the “Company”) received a notice (the “Notice”) of purported defaults from U.S. Bank National Association, as trustee (the “Trustee”) for the Company’s Zero Coupon Convertible Senior Notes due 2010 (the “Notes”). The Notice asserted that the Company’s failure to file its Form 10-Q for the quarter ended June 30, 2006 constituted defaults under Sections 7.2 and 14.1 of the Indenture, dated as of February 1, 2005 (the “Indenture”), between the Company and the Trustee governing the Notes. The Notice indicated that if the Company does not cure these purported defaults under the Indenture within sixty days of August 17, 2006, which is the date of the Trustee’s first communication with the Company on this matter, an Event of Default would occur. The Company believes that it is not in default under the terms of the Indenture.

The Notice states that Section 7.2 of the Indenture required the Company to file with the Securities and Exchange Commission (the “SEC”), and provide copies to the Trustee within 15 days after such filing, its annual report and such other information, documents and other reports which the Company is required to file with the SEC pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). In fact, Section 7.2(a) of the Indenture states that: “(a) The Company shall file with the Trustee, within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.” The Company believes that the plain words of Section 7.2 of the Indenture only require the Company to file with the Trustee reports that have been filed with the SEC, and, since the Company’s Form 10-Q for the quarter ended June 30, 2006 has not been filed with the SEC, the Company is under no obligation to file it with the Trustee. Therefore, the Company is not in breach of Section 7.2 of the Indenture.

Furthermore, even if Section 7.2 of the Indenture requires the Company to file a Form 10-Q for the quarter ended June 30, 2006 with the Trustee within fifteen days of the time such filing is required to be filed with the SEC, the Company would have sixty days from receiving notice of an actual default before such failure to file would ripen into an “Event of Default.” Thus, because the Company did not receive the Notice until September 8, 2006, the Company would have until November 7, 2006 to file its Form 10-Q for the quarter ended June 30, 2006 with the Trustee, instead of the October 17, 2006 referenced in the Notice.

In addition, the Notice states that Section 14.1 of the Indenture requires the Company to comply with Section 314(a) of the Trust Indenture Act of 1939 (the “TIA”), including filing with the SEC and the Trustee annual reports and such information, documents and other reports which the Company is required to file with the SEC pursuant to the Section 13 or 15(d) of the Exchange Act. The Company does not agree with the Trustee’s assertion in the Notice that the Indenture and the TIA “incorporates by reference” the filing obligations and deadlines of the Exchange Act, or with the implicit assertion that a failure to comply with the TIA could result in an “Event of Default” under the Indenture. Therefore, the Company believes its failure to file its Form 10-Q with the SEC is not a default under Section 14.1 of the Indenture.

If an “Event of Default” were to occur under the Indenture, the Trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding would have the contractual right to declare all unpaid principal, and any accrued, default or additional interest, on the Notes then outstanding to be due and payable. As of the date hereof, there is $160.0 million in aggregate principal amount of the Notes outstanding and no accrued but unpaid interest. If an “Event of Default” were to occur, the noteholders would have a right to receive the $160.0 million in aggregate principal amount outstanding plus any additional interest or default interest (which would accrue at a rate of 2% per annum from the date on which full payment of the Notes was due to the date that full payment is made) which may have accrued. The Company believes that, if an Event of Default were to occur and the Notes were accelerated, it has adequate financial resources to pay any unpaid principal, and any accrued, default or additional interest due on the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2006	Rambus Inc.

/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and Chief Financial Officer